Exhibit 99.1

Cray Business Plaza 100 Commercial St., P.O. Box 130 Atchison, Kansas 66002-0130 913.367.1480 • 913.367.0192 (fax) www.mgpingredients.com	NEWS RELEASE

Contact:  Robert Zonneveld, CFO, at 913-360-5229

MGP INGREDIENTS ANNOUNCES FIRST QUARTER FY 2008 RESULTS

Highlights:

•                  Q1 total sales of $88.0 million increased 3.5% over year ago

•                  Q1 diluted EPS loss of ($0.02) compared with $0.41 in year-ago quarter

•                  Ingredient solutions segment shows strong improvement vs. year ago

•                  Distillery profits impacted by lower ethanol pricing and unit sales

•                  Company expands segment reporting categories

ATCHISON, Kan., November 8, 2007—MGP Ingredients, Inc. (Nasdaq/MGPI) today reported a net loss of $318,000, or $0.02 in diluted earnings per share, for the first quarter of fiscal 2008, which ended September 30, 2007. This compares with net income of $7.0 million, or $0.41 in diluted earnings per share, for the first quarter of fiscal 2007. Total sales in the first quarter of fiscal 2008 were $88.0 million, an increase of 3.5 percent from first quarter sales a year ago.

The company continued to show a positive turnaround in the ingredient solutions segment, reporting pre-tax income of approximately $311,000 in the first quarter compared with a pre-tax loss of $2.5 million in the prior year’s first quarter. Total ingredient solutions sales improved by 55 percent, led principally by higher sales of vital wheat gluten. Improved ingredient solutions segment operating margins also reflected a more optimal product mix of higher valued specialty ingredients. Further improvements were impeded by increased wheat prices, which averaged 20.2 percent higher versus the first quarter a year ago. Meanwhile, pre-tax income in the company’s distillery products segment declined to $679,000 compared with $15.2 million in last year’s first quarter. Distillery products sales declined by 6.7 percent compared with year-ago levels. This was due to a significant decline in selling prices for fuel grade alcohol (ethanol) as well as reduced unit sales compared with the year-ago period, as well as higher costs for corn, the principal raw material used in the alcohol production process. A negative earnings performance in the company’s Other segment, consisting primarily of developing business lines for pet product and plant-based biopolymer applications, more than offset first quarter profitability in the ingredient solutions and distillery products segments. An increase in selling, general and administrative expenses, mainly related to financial reporting systems and outside professional fees and expenses, also contributed to the first quarter net loss.

“In light of the company’s strategy, with an emphasis on a greater diversity of products, processes and customers, MGP Ingredients has increased the number of its financial reporting segments,” stated Ladd Seaberg, chairman and chief executive officer. Beginning in fiscal 2008, the company’s new segments are: Ingredient Solutions, Distillery Products, Other (Resin and Polymer Technologies), and Corporate.

“We began to feel the impact of lower ethanol pricing on distillery profits in our fiscal 2007 fourth quarter,” Seaberg said. “Prices declined further in the first quarter of our current fiscal year compared to both the fourth and first quarters of fiscal 2007. The situation was compounded by higher prices for corn, one of our main cost components, compared to a year ago. Additionally, certain production issues related to our distillery processes yielded a production level below our maximum capacity. Although corn prices have remained at or near this higher level, we have recently experienced some strengthening in ethanol pricing since the end of the first quarter. These changing dynamics illustrate the sensitivity and operating leverage in our fuel grade alcohol business”.

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Seaberg added that “the adverse impact of lower fuel grade alcohol results on first quarter distillery profits was somewhat offset by continued strength in pricing for our food grade alcohol. We plan to seek out additional opportunities to expand our products and services to customers in the high quality food grade side, which includes both beverage and industrial applications. Our other main focus is on strengthening our commercialization capabilities for ingredients. The recent profit improvements in this segment are only the first phase of a plan to increase revenues and income.”

Segment Results

The following is a summary of sales and pre-tax profits/(loss) allocated to each operating segment for the first quarter ended September 30. Interest expense, investment income and other general miscellaneous expenses are classified as corporate.

	First Qtr	First Qtr
(In thousands)	FY 2008	FY 2007
Ingredient Solutions
Net Sales	$22,288	$14,424
Pre-Tax Inc. (Loss)	311	(2,463)

Distillery Products
Net Sales	$64,358	$69,005
Pre-Tax Income	679	15,242

Other
Net Sales	$1,331	$1,566
Pre-Tax Income (Loss)	(1,050)	(1,099)

Corporate	$(386)	$(865)

First Quarter Sales Highlights

Total sales of distillery products in the first quarter of fiscal 2008 declined approximately 6.7 percent to $64.4 million compared to the same quarter of fiscal 2007. This decline was due to a $7 million, or 18.8 percent, decrease in sales of fuel grade alcohol. Sales of food grade alcohol improved by $1.6 million, or 6.7 percent, over the prior year with gains in both beverage and industrial applications. Sales of distillers feed, the principal by-product of the alcohol production process, increased by approximately $761,000, or 10.3 percent, over last year’s first quarter.

Total ingredient solutions sales in the first quarter of fiscal 2008 increased by approximately $7.9 million, or 54.5 percent, compared to the prior year’s first quarter. The principal reason was a $5.7 million increase in sales of vital wheat gluten, which resulted from higher unit volumes and substantially improved prices compared with year-ago levels. Other notable improvements included a $1.4 million, or 21.7 percent, increase in specialty starch sales, and a $910,000, or 24.3 percent, increase in sales of specialty proteins. The 15 percent decrease in the Other segment resulted from lower sales of Chewtex® resins for use in pet product applications. The decrease was partially offset by growing sales of plant-based polymers and composites.

Moving Ahead with Plans to Improve Sales and Profits

“Coming off a record fiscal year we hit a strong headwind in our first quarter,” said Tim Newkirk, president and chief operating officer. “Despite our success in restoring our ingredient solutions segment to profitability, we were severely impacted by lower ethanol pricing and higher corn costs on the distillery side.”

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Newkirk added: “We aren’t anticipating a long-term decline in ethanol prices and therefore we have no plans to reduce our budgeted production. This area of our business is still generating good cash flow and if ethanol selling prices increase in the second half of our fiscal year, we are well positioned to benefit from such an improvement. On the other hand, should ethanol selling prices not experience a more robust improvement for the remainder of the current fiscal year, our distillery income would likely continue to show a decline compared to last year’s profitability in this segment.

“We recognize over the near term that while we may be unable to reduce earnings volatility from the fuel grade alcohol side of our business, we are moving forward with plans to improve and sustain the profitability of our company. We have two strong business segments within our integrated manufacturing network. Our strong balance sheet and operating cash flows provide us with financial flexibility. Following several years of relatively high capital expenditures on new plant and equipment, we anticipate lower spending in the current fiscal year, nearly one-half the amount of recent years.”

Newkirk continued, “We are beginning to see greater opportunities for growing our ingredient solutions business. The steps we took last year to improve profits in the base business were only the beginning. MGPI has a solid footprint in the food industry. Our product reach extends to most of the major food processors, where healthy food remains a long-term focus. Consumers recognize the need for higher fiber in their diets. Our unique Fibersym® and FiberRite® resistant starches, which perform like fiber while also providing additional nutritional and functional benefits, effectively address this need. With a renewed goal on commercialization and a much deeper R&D presence with our key customers, we can see growing prospects for our established specialty starches and proteins, as well as an expanding pipeline of exciting new programs.”

Seaberg concluded, “Given the prospects for continued volatility in our key input commodities, our best action is to keep moving toward greater emphasis on value-added ingredients and high quality alcohol products, thereby lessening the impact of grain costs on our profitability.”

Investor Conference Call

The company will host an investor conference call today (November 8) at 10 a.m. central time to review first quarter results. Stockholders and other interested parties may listen to the call live via telephone by dialing 888-603-6873 domestically or 973-582-2706 internationally by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com. The conference identification number for entering the call is 9403425.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (v) our ability to realize operating efficiencies, (vi) the effectiveness of our hedging programs; (vii) access to capital and (viii) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A. Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2007.

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MGP Ingredients, Inc.

Consolidated Statements of Income

(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	Sept. 30, 2007	Oct. 1, 2006	Sept. 30, 2007	Oct. 1, 2006

Net Sales	$87,977	$84,995	$87,977	$84,995
Cost of Sales	82,058	69,462	82,058	69,462
Gross Profit	$5,919	$15,533	$5,919	$15,533
Selling, General and Administrative Expenses	6,279	4,859	6,279	4,859
Income from Operations	$(360)	$10,674	$(360)	$10,674
Other Income, Net	190	360	190	360
Interest Expense	(276)	(219)	(276)	(219)
Income Before Income Taxes	(446)	10,815	(446)	10,815
Provision for Income Taxes	(128)	3,839	(128)	3,839
Net Income	$(318)	$6,976	$(318)	$6,976
Other Comprehensive Gain (Loss)	1,350	(190)	1,350	(190)

Comprehensive Income	$1,032	$6,786	$1,032	$6,786

Basic Earnings Per Common Share	$(0.02)	$0.43	$(0.02)	$0.43
Diluted Earnings Per Common Share	$(0.02)	$0.41	$(0.02)	$0.41

Weighted average shares outstanding – Basic	16,498,348	16,308,870	16,498,348	16,308,870
Weighted average shares outstanding – Diluted	16,920,303	16,817,119	16,920,303	16,817,119

Financial Highlights
EBITDA (1)	$3,657	$14,506	$3,657	$14,506
Depreciation & Amortization	$3,827	$3,472	$3,827	$3,472
Capital Expenditures	$1,473	$5,591	$1,473	$5,591

(1) EBITDA equals earnings before taxes, interest, depreciation and amortization. We have included EBITDA because we believe it provides stockholders with additional information to measure our performance and liquidity.

EBITDA Reconciliation:
Net Income	$(318)	$6,976	$(318)	$6,976
Provision for income taxes	(128)	3,839	(128)	3,839
Interest expense	276	219	276	219
Depreciation and amortization	3,827	3,472	3,827	3,472
EBITDA	$3,657	$14,506	$3,657	$14,506

Consolidated Balance Sheet

	Sept. 30, 2007	July 1
(Dollars in thousands)		2007
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,241	$3,900
Segregated cash and investments	30	3,336
Receivables (less allowance of $223 and $207 respectively)	30,491	34,298
Inventories	52,905	42,595
Prepaid expenses	3,373	1,037
Deferred income tax assets	5,323	5,759
Refundable income taxes	1,576	364
Total Current Assets	$95,939	$91,289
Property and Equipment, At Cost	362,047	360,472
Less accumulated depreciation	(231,925)	(228,260)
Net Property, plant and equipment	$130,122	$132,212
Other Assets	656	803
TOTAL ASSETS	$226,717	$224,304

Capital Structure
Net Investment in:
Working capital	$50,053	$48,704
Property, plant and equipment	130,122	132,212
Other non-current assets	656	803
Total	$180,831	$181,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities on long-term debt	$4,106	$4,151
Revolving credit facility	11,000	7,000
Accounts payable	14,775	15,814
Accrued expenses	8,523	7,769
Deferred revenue	7,482	7,851
Total Current Liabilities	$45,886	$42,585

Long-Term Debt	7,922	8,940
Post-Retirement Benefits	8,035	7,860
Deferred Income Taxes	18,129	16,771
Stockholders’ Equity	146,745	148,148
TOTAL LIAB./STOCKHOLDERS EQ.	$226,717	$224,304

Financed By:
Long-term debt*	$7,922	$8,940
Deferred liabilities	26,164	24,631
Shareholders’ equity	146,745	148,148
Total	$180,831	$181,719

*Excludes short-term portion. Short term portion is included within working capital.